Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of common stock (“common shares”) being offered pursuant to the Prospectus Supplement dated September 3, 2024 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated August 26, 2024 (together with the Prospectus Supplement, the “Prospectus”) is up to $150,000,000 of common shares (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on September 3, 2024, is the final prospectus relating to the Offering.